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                                                                    EXHIBIT 21.1


                        SUBSIDIARIES OF THE REGISTRANT


1.   Spaghetti Warehouse of Texas, L.P., a Delaware limited partnership

2.   Spaghetti Warehouse Service Corporation, a Delaware corporation

3.   Spaghetti Warehouse of Ohio, Inc., a Delaware corporation

4.   SWEATAC, Inc., a Delaware corporation

5.   Spaghetti Warehouse of Texas, Inc., a Delaware corporation

6.   Old Merchandise Company, Inc., a Texas corporation

7.   SWABS, Inc., a Texas corporation

8.   Old Spaghetti Factory Canada Ltd., an Ontario corporation

9.   SWEATAC Holdings Canada, Inc., a British Columbia corporation

10.  Noodles, Inc., a Texas corporation

11.  SWH Antiques, Inc., a Texas corporation

12.  Cappellini's, Inc., a Delaware corporation